                                     FORM N-18F-1

                           SECURITIES AND EXCHANGE COMMISSION
                                  Washington, DC 20549

                     Notification of Election Pursuant to Rule 18f-1
                        Under the Investment Company Act of 1940

                            OPPENHEIMER ABSOLUTE RETURN FUND
                    6803 S. Tucson Way, Centennial, CO 80112-3924
                    ------------------------------------------------
                            Name and Address of Registrant

                              NOTIFICATION OF ELECTION
                       ---------------------------------------

     The undersigned registered,  open-end,  diversified,  management investment company hereby notifies the Securities and Exchange Commission that it elects to commit  itself  to pay in cash all  redemptions  by a  shareholder  of record in accordance with the provisions of Rule 18f-1 under the Investment Company Act of
1940. It is understood  that this election is irrevocable  while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                     SIGNATURE
                                  -----------------

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed  on its behalf in the city of New York and the State of New York on the
13th day of March 2007.

                                       OPPENHEIMER ABSOULUTE RETURN FUND
                                       -----------------------------------------
                                         Name of Registrant

                                   By:   /s/ Lisa I. Bloomberg
                                         ---------------------------------------
                                         Lisa I. Bloomberg, Assistant Secretary
ATTEST:

/s/ Nancy Vann
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Nancy Vann